Stifel Reports November 2023 Operating Data

ST. LOUIS, MO, December 21, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for November 30, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In November, client money market and insured balances increased by more than 1% from October’s levels, as cash sorting activity continues to slow. Total client assets increased by 6% and total fee-based assets increased by 7% from the prior month, driven by strong equity and fixed income markets, as well as continued recruiting activity. Institutional Group revenues have improved from third quarter levels as investment banking activity increased from the prior quarter. Delays in M&A closings, however, continue to impact revenue.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	11/30/2023	11/30/2022	10/31/2023	11/30/2022	10/31/2023

Total client assets	$427,843	$399,626	$404,057	7%	6%

Fee-based client assets	$157,488	$148,902	$147,667	6%	7%

Private Client Group fee-based client assets	$138,296	$130,747	$129,687	6%	7%

Bank loans, net (includes loans held for sale)	$20,300	$20,844	$20,654	(3)%	(2)%

Client money market and insured product (1)	$25,526	$26,641	$25,184	(4)%	1%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations